                                                                     Exhibit 4.3

                              MANAGEMENT AGREEMENT

On the one side,

TELE NORDESTE CELULAR PARTICIPACOES S/A, a Brazilian corporation, parent company of the Companies that exploit the Cellular Mobile Service - Band "A" in Concession Area 10 (States of Alagoas, Pernambuco, Paraiba, Rio Grande do Norte, Ceara and Piaui), Corporate Taxpayer I.D. (CNPJ) No. 02.558.156/0001-18, with head offices in the City of Recife, State of Pernambuco, at Av. Conde da Boa Vista, 800, 2(degree) andar - Boa Vista, herein represented according to its Bylaws, hereinafter referred to as TELE NORDESTE;

And on the other side,

TELASA CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service, in the State of Alagoas, Corporate Taxpayer I.D. (CNPJ) No. 02.328.592/0001-09, with head offices in the City of Maceio, State of Alagoas, at Av. da Paz, 2262 - Centro, herein represented according to its Bylaws;

TELPE CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service in the State of Pernambuco, Corporate Taxpayer I.D. (CNPJ) No. 02.336.993/0001-00, with head offices in the City of Recife, State of Pernambuco, at Av. Conde da Boa Vista, 800, 9th floor - Boa Vista, herein represented according to its Bylaws;

TELPA CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service in the State of Paraiba, Corporate Taxpayer I.D. (CNPJ) No. 02.322.271/0001-99, with head offices in the City of Joao Pessoa, State of Paraiba, at Av. Epitacio Pessoa, 3160 Tambauzinho, herein represented according to its Bylaws;

TELERN CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service in the State of Rio Grande do Norte, Corporate Taxpayer I.D. (CNPJ) No. 02.332.973/0001-53, with head office in the City of Natal, State of Rio Grande do Norte, at Av. Moraes Navarro, 2030 - Lagoa Nova, herein represented according to its Bylaws;

TELECEARA CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service in the State of Ceara, Corporate Taxpayer I.D. (CNPJ) No. 02.338.114/0001-71, with head offices in the City of Fortaleza, State of Ceara, at Av. Barao de Studart, 2575 - Dionisio

Torres, herein represented according to its Bylaws;

TELEPISA CELULAR S/A, Concessionaire of the Band "A" - Cellular Mobile Service in the State of Piaui, Corporate Taxpayer I.D. (CNPJ) No. 02.368.412/0001-04, with head office in the City of Teresina, State of Piaui, at Av. Frei Serafim, 1989 - Centro, herein represented according to its Bylaws, hereinafter referred to as CARRIERS; and

All of them hereinafter jointly referred to as PARTIES.

WHEREAS:

a) TELE NORDESTE controls the CARRIERS, which render Cellular Mobile Service - SMC - in Concession Area 10, holding more than 70% of the capital in said Companies;

b) TELE NORDESTE controls the CARRIERS as a result of the split-up (cisao) process of Telecomunicacoes Brasileiras S/A -TELEBRAS.

b) TELE NORDESTE, by force of its Bylaws, must promote the expansion and implementation of the cellular telephone service through its CARRIERS;

c) the contractual obligation assumed at the time the TELE NORDESTE Purchase and Sales Agreement was signed (after privatization), in the sense that TELE NORDESTE must ensure that its subsidiaries make the investments required to maintain and improve services, always aiming to provide adequate services to its users and the universalization of its services;

d) furthermore, that by force its Bylaws, TELE NORDESTE must carry out the funding necessary for investments and promote personnel training;

e) that at the time of privatization, the CARRIERS possessed administrative structures theoretically their own and independent but that, in practice were directly bound and dependent on the administrative, accounting, financial and even operational infrastructure of the Companies providing Fixed
Telecommunication Services;

f) that TELE NORDESTE has been receiving guidelines on how to administrate and manage the business from its controlling shareholder, Telecom Italia Mobile, one of the largest Cellular Mobile Service providers in the world, with vast and proven international experience;

g) that TELE NORDESTE transfers these guidelines and administrative knowledge to the CARRIERS;

The PARTIES hereof decide to enter this MANAGEMENT AGREEMENT (the "AGREEMENT"), according to the following clauses and conditions:

CLAUSE 1 - OBJECT

1.1 - The object of this AGREEMENT is to regulate the rendering of administrative and managerial consulting services by TELE NORDESTE to the CARRIERS, in order to enable them with the actions and instruments required to manage within the private and free competition system, increasing economic efficiency, and meeting the goals established in the Concession Contracts.

CLAUSE 2 - TELE NORDESTE'S OBLIGATIONS

2.2 - Further to other obligations defined herein and in Laws in force, TELE NORDESTE's obligations are the following:

a) the organizational and strategic structuring of the CARRIERS, developing a centralized management and directing the CARRIERS to meet the demands of a free competition market;

b) to make the CARRIERS apt to meet the quality targets imposed in the Concession Agreements and telecommunications regulations, looking for the investments that are required to render adequate and fully satisfactory services at its service consumers' and the community at large;

c) to provide adequate and necessary management required for the economic-financial efficiency of CARRIERS, in order to permit an increase in their value, benefiting their activities and shareholders;

d) to promote the analysis of existing or potential synergies, in order to arrive at a common and continuously effective Marketing Plan;

e) to participate in the renegotiation of contracts with different suppliers, agreeing to new prices and payment conditions for the group of Companies and always bearing in mind the status of being Companies that are part of the Telecom Italia Mobile "group", in order to obtain better contractual conditions;

f) to participate in defining and implementing a centralized management and financial control model, as well as to develop an integrated accounting, fiscal, cost, budget, payroll and tariff system;

g) to develop an organizational structure to allow for the implementation of managerial measures and strategies aimed at adequately managing Human Resources, such as the selection and recruitment of personnel, remuneration plan, and coworker commitment with goals and results of the Company, etc.;

h) to establish the business strategy, defining the physical and financial goals, priorities, the allocation of resources, profitability of products and services, maintaining market share, as well as the customer services model;

i) to transfer all the guidelines and experience related to managing and administrating Cellular Mobile Service companies, obtained from Telecom Italia Mobile, which is one of the largest mobile telephone service companies in the world;

j) to promote coordinated actions among PARTIES to achieve the objectives of this AGREEMENT, particularly to obtain market leadership and empower the Company for the moment of significant competition and technological innovation.

CLAUSE 3 - OBLIGATIONS OF THE PARTIES OF THIS AGREEMENT

3.1. Further to the obligations defined herein, CARRIERS have the following obligations:

a) to maintain TELE NORDESTE informed about all obligations they assume with ANATEL and third parties;

b) to cooperate with TELE NORDESTE and the staff it appoints for executing the activities agreed to herein;

c) to promptly pay all the remuneration installments and reimburse all expenses due.

CLAUSE 4 - REMUNERATION

4.1 - For the rendering of activities object of this AGREEMENT, CARRIERS will pay TELE NORDESTE a quarterly remuneration equivalent to one percent (1%) of their Net Income in the period.

4.2 - To comply with item 4.1, Net Income shall be the gross income from the sale of services and equipment of each Contracting Company, including added value services and other services rendered, less applicable taxes levied on the Contracting Company.

4.3 - Remuneration will be paid in the month following the end of the quarter in which the remuneration was based, and observing the period of thirty days from the date the invoice is submitted.

4.4 - The first remuneration will be based on the months of October, November and December 2000.

4.5 - The invoices related to the billing shall specify the nature of the activities executed in the period.

4.6 - In the case of any payment delay, the amount in arrears will incur a two-percent (2%) fine and interest on arrears at the rate of one percent (1%) per month.

4.7 - CARRIERS will be totally responsible for paying all taxes levied on the transfer of amounts provided in item "4.1" of this Clause.

CLAUSE 5 - DURATION

5.11 - This Agreement becomes effective on October 01, 2000 and terminates on September 30, 2003.

5.2 - After the three years of initial duration, this agreement will be considered automatically renewed for successive periods of twelve (12) month.

CLAUSE 6 - TERMINATION

6.1 - This Agreement may be terminated by any of the PARTIES, provided that the party interested in the termination notifies the other party of its intention at least thirty (30) days in advance.

CLAUSE 7 - CONFIDENTIALITY

7.1 - The PARTIES undertake to maintain in strict confidence any data or information to which they may have access to as a result and for purposes of executing the object of this AGREEMENT. The PARTIES assume full responsibility for any damages and/or losses resulting from violating this provision.

CLAUSE 8 - SUCCESSION

8.1 - This AGREEMENT will be binding upon the parties and its successors, and in case of company succession, by any of its forms, all rights and obligations assumed herein are subrogated to the succeeding entity.

CLAUSE 9 - VENUE

9.1 - To solve any controversies resulting herefrom, the PARTIES elect the court of the Judicial District of Recife, State of Pernambuco, renouncing any other however privileged it may be.

IN WITNESS WHEREOF, the PARTIES sign this AGREEMENT in two (02) counterparts of equal content and form in the presence of two witnesses who also sign below.

                              Recife, May 02, 2001.

(Signatures)
Tele Nordeste Celular Participacoes S/A